Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE REPORTS STRONG, PROFITABLE GROWTH

WITH SECOND-QUARTER EARNINGS PER DILUTED SHARE OF $0.69

Produces Best Quarterly Revenues, Earnings and Margins in 20 Years as a

Public Company

THOMASVILLE, N.C. – (July 28, 2011) – Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the second quarter ended June 30, 2011. Revenue increased 30.4% for the quarter to $480.3 million from $368.3 million for the second quarter of 2010. Net income rose 83.1% to $39.4 million from $21.5 million, while earnings per diluted share increased 81.6% to $0.69 from $0.38 in the prior-year comparable quarter. Old Dominion’s operating ratio improved to 86.5% for the second quarter of 2011 from 89.1% for the second quarter of 2010. The Company’s per-share results reflect a 2.7% increase in weighted average shares outstanding that resulted from the issuance of 1,516,379 shares in March 2011 under a previously announced “at the market” stock offering program. All prior-period share and per share data in this release have been adjusted to reflect the Company’s August 2010 three-for-two stock split.

For the first six months of 2011, revenue was $902.9 million, a 31.6% increase from $686.0 million for the first half of 2010. Net income rose 108.7% to $61.0 million for the first six months of 2011 from $29.2 million for the same prior-year period, and earnings per diluted share increased 105.8% to $1.07 from $0.52. Old Dominion’s operating ratio improved to 88.6% for the first half of 2011 from 91.8% for the comparable period in 2010.

David S. Congdon, President and Chief Executive Officer of Old Dominion, commented, “Old Dominion’s second-quarter performance shattered our prior records for quarterly performance. Quarterly revenue increased 15% over our previous high of $417.8 million in the second quarter of 2008; earnings per diluted share increased 57% over our previous high of $0.44 in the third quarter of 2010; and our operating ratio of 86.5% was lower than the 88.3% that we produced in the second quarter of 2006. We believe our operating and financial results further validate the effectiveness of our operating and growth strategies, and we congratulate all the members of the OD Family for this performance.

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ODFL Reports Second-Quarter Financial Results

July 28, 2011

“Our revenue for the second quarter was driven by a 14.0% increase in tonnage and a 14.2% increase in revenue per hundredweight over the second quarter of 2010. Excluding fuel surcharges, revenue per hundredweight increased 8.1%. Improvements in our revenue yield in the second quarter were aided by both a 2.3% decline in weight per shipment and a 1.5% increase in our average length of haul from the prior-year comparable quarter. Shipments increased 16.8%, outpacing our tonnage growth, and revenue per shipment increased 11.5% from the second quarter of 2010.

“Strong tonnage growth, combined with the increase in revenue per hundredweight, contributed to a 260 basis-point improvement in our operating ratio for the second quarter. The impact of this operating leverage was modestly offset by the decline in some measures of productivity related to expanding and training our workforce, as well as to changes in the mix of freight. However, we continued our strong performance as the industry-leading provider of on-time, claims free service, with on-time deliveries of 99% and a cargo-claims ratio of 0.47%.”

Old Dominion’s capital expenditures for the second quarter of 2011 were approximately $84 million and $142 million for the first half of the year. For the full year of 2011, the Company expects to incur capital expenditures of $260 million to $295 million, including $100 million to $120 million for real estate purchases and expansion projects at our existing facilities, subject to the availability of suitable real estate and the timing of construction projects. In addition, $145 million to $155 million of capital expenditures are planned for the purchase of tractors, trailers and other equipment, and $15 million to $20 million are planned for investments in technology.

Old Dominion remains well-positioned to fund its planned capital expenditures. In addition to continuing strong cash flow from operations, the Company’s total debt to capitalization improved to 25.4% at June 30, 2011 from 28.1% at March 31, 2011 and 31.7% at June 30, 2010. At the end of the second quarter of 2011, the Company had $28.7 million in cash and cash equivalents and $174.2 million of availability on its revolving credit facility, which expires in August 2011. The Company expects to finalize and enter into a new credit facility prior to the expiration of its current facility.

Mr. Congdon concluded, “While we are proud of the milestones achieved in the second quarter, we are focused on compelling opportunities to improve and expand our organization further in pursuit of our long-term growth objectives. Due to our historical and substantial growth, our market share has reached the mid-single digits. As a result, we have an excellent opportunity to further increase our market share by expanding our business organically through increased density within our existing service center network, as well as through additional geographic expansion. In addition, continued investments in technology represent an ongoing opportunity to enhance productivity and provide better, more transparent services to our customers. We are also continuing to invest in value-added logistics services that include warehousing, truckload brokerage, dedicated fleet and transportation management. Although currently a small, yet rapidly growing, portion of our business, these value-added services are building new revenue streams for Old Dominion that we believe will allow us to better leverage our service center network and our thousands of customer relationships in the U.S. and abroad.

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ODFL Reports Second-Quarter Financial Results

July 28, 2011

“The strong growth we experienced for the second quarter and expect for 2011 enhances our ability to develop these growth opportunities. We are confident that we have the human capital, the systems and infrastructure and the financial strength to produce significant long-term growth and increased shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Daylight Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through August 28, 2011. A telephonic replay will also be available through August 6, 2011 at (719) 457-0820, Confirmation Number 8865108.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and demand, including whether our pricing and resulting revenue are sufficient to cover our operating expenses; (2) the negative impact of any unionization, or the passage of legislation that could facilitate unionization, of our employees; (3) the challenges associated with executing our growth strategy, including inability to successfully consummate and integrate acquisitions, if any; (4) changes in our goals and strategies, which are subject to change at any time at our discretion; (5) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (6) increases in driver compensation or other difficulties in attracting and retaining qualified drivers; (7) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health, including increased premiums, adverse loss development, increased self-insured retention levels, and claims in excess of coverage levels; (8) the availability and cost of capital for our significant ongoing cash requirements; (9) the availability and cost of replacement parts and new equipment, particularly in light of regulatory changes impacting the cost of these assets; (10) decreases in demand for, and the value of, used equipment; (11) the availability and price of diesel fuel; (12) the effectiveness of fuel surcharges in mitigating the impact of fluctuating fuel prices and our ability to collect fuel surcharges from our customers; (13) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, and new safety standards for drivers and equipment; (14) the costs and potential adverse impact associated with the implementation of the new safety monitoring system of the Federal Motor Carrier Safety Administration; (15) seasonal trends in the industry, including the possibility of harsh weather conditions; (16) our dependence on key employees; (17) the concentration of our stock ownership with the Congdon family; (18) the costs and potential adverse impact associated with potential future changes in accounting standards or practices; (19) the impact caused by potential disruptions to our information

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ODFL Reports Second-Quarter Financial Results

July 28, 2011

technology systems; and (20) other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), non-union motor carrier providing regional, inter-regional and national LTL service and value-added logistics services. In addition to its core LTL services, the Company offers its customers a broad range of logistics services including ground and air expedited transportation, supply chain consulting, transportation management, truckload brokerage, container delivery and warehousing services. Through marketing and carrier relationships, the Company also offers door-to-door international freight services to and from all of North America, Central America, South America and the Far East.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
	2011	2010	Chg.	2011	2010	Chg.
Revenue from operations	$480,255	$368,250	30.4%	$902,934	$686,045	31.6%
Operating income	$64,645	$40,011	61.6%	$102,566	$56,386	81.9%
Operating ratio	86.5%	89.1%		88.6%	91.8%
Net income	$39,383	$21,513	83.1%	$60,956	$29,214	108.7%
Basic and diluted earnings per share	$0.69	$0.38	81.6%	$1.07	$0.52	105.8%
Basic and diluted weighted average shares outstanding	57,443	55,927	2.7%	56,850	55,927	1.7%

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ODFL Reports Second-Quarter Earnings

July 28, 2011

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations

(In thousands, except per share amounts)

	Second Quarter					Year To Date
	2011		2010		% Chg.	2011		2010		% Chg.

Revenue	$480,255	100.0%	$368,250	100.0%	30.4%	$902,934	100.0%	$686,045	100.0%	31.6%

Operating expenses:
Salaries, wages & benefits	239,376	49.8%	196,260	53.3%	22.0%	460,874	51.0%	377,061	54.9%	22.2%
Operating supplies & expenses	90,697	18.9%	59,594	16.2%	52.2%	173,330	19.2%	112,274	16.4%	54.4%
General supplies & expenses	13,201	2.7%	10,443	2.8%	26.4%	24,767	2.7%	20,428	3.0%	21.2%
Operating taxes & licenses	15,890	3.3%	13,708	3.7%	15.9%	31,419	3.5%	26,711	3.9%	17.6%
Insurance & claims	7,529	1.6%	6,209	1.7%	21.3%	14,721	1.6%	11,634	1.7%	26.5%
Communications & utilities	4,433	0.9%	3,668	1.0%	20.9%	8,983	1.0%	7,443	1.1%	20.7%
Depreciation & amortization	22,013	4.6%	19,553	5.3%	12.6%	43,134	4.8%	41,104	6.0%	4.9%
Purchased transportation	16,778	3.5%	12,575	3.4%	33.4%	31,068	3.4%	21,799	3.2%	42.5%
Building and office equipment rents	3,500	0.7%	4,174	1.1%	(16.1%)	6,887	0.8%	7,636	1.1%	(9.8%)
Miscellaneous expenses, net	2,193	0.5%	2,055	0.6%	6.7%	5,185	0.6%	3,569	0.5%	45.3%

Total operating expenses	415,610	86.5%	328,239	89.1%	26.6%	800,368	88.6%	629,659	91.8%	27.1%

Operating income	64,645	13.5%	40,011	10.9%	61.6%	102,566	11.4%	56,386	8.2%	81.9%

Other deductions:
Interest expense, net	3,450	0.7%	3,128	0.9%	10.3%	7,307	0.8%	6,594	1.0%	10.8%
Other expense, net	362	0.1%	1,029	0.3%	(64.8%)	(1,056)	(0.1%)	1,102	0.1%	(195.8%)

Income before income taxes	60,833	12.7%	35,854	9.7%	69.7%	96,315	10.7%	48,690	7.1%	97.8%

Provision for income taxes	21,450	4.5%	14,341	3.9%	49.6%	35,359	3.9%	19,476	2.8%	81.6%

Net income	$39,383	8.2%	$21,513	5.8%	83.1%	$60,956	6.8%	$29,214	4.3%	108.7%

Earnings per share:

Basic and Diluted	$0.69		$0.38		81.6%	$1.07		$0.52		105.8%

Weighted average outstanding shares:

Basic and Diluted	57,443		55,927		2.7%	56,850		55,927		1.7%

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ODFL Reports Second-Quarter Earnings

July 28, 2011

OLD DOMINION FREIGHT LINE, INC.

	Second Quarter			Year to Date
Operating Statistics	2011	2010	% Chg.	2011	2010	% Chg.

Operating ratio	86.5%	89.1%	(2.9%)	88.6%	91.8%	(3.5%)
Intercity miles *	98,889	83,239	18.8%	188,216	156,676	20.1%
Total tons *	1,632	1,431	14.0%	3,131	2,677	17.0%
Total shipments *	1,844	1,579	16.8%	3,554	2,992	18.8%
Revenue per intercity mile	$4.86	$4.42	10.0%	$4.80	$4.38	9.6%
Rev/cwt ‡	$14.74	$12.91	14.2%	$14.52	$12.87	12.8%
Rev/cwt excluding fuel surcharges ‡	$12.21	$11.30	8.1%	$12.15	$11.33	7.2%
Rev/shp ‡	$260.87	$233.90	11.5%	$255.74	$230.34	11.0%
Rev/shp excluding fuel surcharges ‡	$216.10	$204.82	5.5%	$214.09	$202.72	5.6%
Weight per shipment (lbs.)	1,770	1,812	(2.3%)	1,762	1,789	(1.5%)
Average length of haul (miles)	953	939	1.5%	957	947	1.1%

* -	In thousands
‡ -	For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company’s revenue recognition policy.

Balance Sheets	June 30, 2011	December 31, 2010
(In thousands)

Cash and cash equivalents	$28,664	$5,450
Other current assets	267,472	217,132

Total current assets	296,136	222,582
Net property and equipment	1,059,702	964,216
Other assets	53,666	53,083

Total assets	$1,409,504	$1,239,881

Current maturities of long-term debt	$38,099	$37,130
Other current liabilities	174,284	132,916

Total current liabilities	212,383	170,046
Long-term debt	227,143	234,087
Other non-current liabilities	191,973	167,099

Total liabilities	631,499	571,232
Equity	778,005	668,649

Total liabilities & equity	$1,409,504	$1,239,881

Note: Financial and operating data are unaudited.

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